Exhibit 10.7

Amendment Number One
To
Home Properties, Inc. Second Amended and Restated
Incentive Compensation Plan

The Second Amended and Restated Incentive Compensation Plan (the “Plan”) of Home Properties, Inc. (the “Company”) as approved by the Company’s Board of Directors on February 14, 2007 is hereby amended as described below.

1.
Payment of Incentive Compensation.  The first sentence of paragraph (c) of Section 3.3 of the Plan shall be deleted in its entirety and replaced with the following:  “Incentive compensation shall be calculated as soon as practicable after the end of the Plan Year and all incentive compensation shall be paid prior to March 15th of the following Plan Year.”

2.	Interpretation of Plan. Add the following sentence to subparagraph (b) of Section 2.2 immediately prior to the last sentence of that subparagraph:

“The Plan and all payments made under the Plan are intended to be exempt from Internal Revenue Code Section 409A and regulations thereunder and shall be interpreted by the Committee consistently with such intention.”

3.	Amendment of Plan. A Section 4.6 shall be added to the Plan as follows:

“4.6                 Amendment of Plan.

This Plan may at any time or from time to time be amended, modified or terminated by the Company’s Board of Directors, provided that no amendment or modifications shall be made if it would result in a violation of Internal Revenue Code Section 409A.  Notwithstanding the above, the Committee shall have the authority to amend or modify the Plan to the extent necessary to comply with the requirement of Internal Revenue Code Section 409A.”

4.	Effective Date. This Amendment Number One shall become effective upon its adoption by the Board of Directors.

Approved by Board of Directors
October 29, 2008